Citigroup Global Markets Holdings Inc.	August 13, 2021 Medium-Term Senior Notes, Series N Pricing Supplement No. 2021-USNCH8569 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

Callable Barrier Securities Linked to the Citi World ESG Index Due August 17, 2023

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity.

▪	We have the right to call the securities for mandatory redemption at a premium on the potential redemption date specified below. If we do not exercise our right to redeem the securities prior to maturity, then the securities will no longer offer the opportunity to receive a premium but instead will offer the opportunity to participate in any appreciation of the underlying at the upside participation rate specified below. In this circumstance, if the underlying has appreciated, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate specified below. If the underlying has depreciated, but not below the final barrier value specified below, you will be repaid the stated principal amount of your securities at maturity but will not receive any positive return on your investment. However, if we do not redeem the securities prior to maturity and the final underlying value is less than the final barrier value, you will receive less than the stated principal amount of your securities at maturity, reflecting a loss of 1% of the stated principal amount for every 1% by which the final underlying value is less than the initial underlying value.

▪	In order to obtain the modified exposure to the underlying that the securities provide, investors must be willing to (i) forgo interest on the securities and dividends with respect to the underlying, (ii) accept an investment that may have limited or no liquidity and (iii) accept the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	Citi World ESG Index
Stated principal amount:	$1,000 per security
Pricing date:	August 13, 2021
Issue date:	August 18, 2021
Valuation date:	August 14, 2023, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, August 17, 2023
Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on the potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash per security equal to $1,000 plus the premium applicable to the potential redemption date. If the securities are redeemed following the potential redemption date, they will cease to be outstanding and you will no longer have the opportunity to participate in any appreciation of the underlying at the upside participation rate.
Potential redemption date:	August 25, 2022
Premium:

The premium applicable to the potential redemption date is the percentage indicated below. The premium may be significantly less than any appreciation of the underlying from the pricing date to the potential redemption date.

•    August 25, 2022:            5.15% of the stated principal amount

Payment at maturity:

If we do not redeem the securities prior to maturity, you will receive at maturity, for each security you then hold, an amount in cash equal to:

▪  If the final underlying value is greater than the initial underlying value: $1,000 + the return amount

▪  If the final underlying value is less than or equal to the initial underlying value but greater than or equal to the final barrier value: $1,000

▪  If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return)

If we do not redeem the securities prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Initial underlying value:	295.908, the closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the valuation date
Underlying return:	(i) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
Final barrier value:	236.726, 80% of the initial underlying value
Return amount:	$1,000 × the underlying return × the upside participation rate
Upside participation rate:	125%
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17329QBP4 / US17329QBP46
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000	$15	$985
Total:	$1,000,000	$15,000	$985,000

(1) On the date of this pricing supplement, the estimated value of the securities is $967.20 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” and “Use of Proceeds and Hedging” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying index supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Index Supplement No. IS-11-02 dated May 11, 2021        Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the securities are set forth in the accompanying index supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying index supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying index supplement contains a more detailed description of the underlying and the calculation of the ESG Score than is contained in this pricing supplement. Moreover, the accompanying index supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to the underlying. It is important that you read the accompanying index supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying index supplement.

Summary Description of the Underlying

The Citi World ESG Index (the “underlying”) tracks the performance of 300 stocks selected on a monthly basis from the MSCI World Index based on the Arabesque S-Ray ESG Score (the “ESG Score”), which is intended to quantify a company’s performance on a range of environmental, social and governance (“ESG”) metrics. The underlying selects stocks with the highest ESG Scores within each region and sector in the MSCI World Index and weights them in a manner designed to maximize their aggregate weighted ESG Scores, subject to constraints designed to limit the extent to which the regional-sector and regional composition of the underlying differs from that of the MSCI World Index and to limit the concentration in any one stock. The underlying is sponsored by our affiliate Citigroup Global Markets Limited (the “Index Administrator” and “Index Calculation Agent”). The underlying launched on December 15, 2020 and, therefore, has a limited performance history.

The underlying is designed to reflect the performance of a subset of companies from the MSCI World Index with favorable ESG characteristics, as measured by Arabesque’s ESG Score. It does not select companies based on their financial characteristics and is not designed to outperform the MSCI World Index. In fact, because the underlying differs in important ways from the MSCI World Index, the underlying could significantly underperform the MSCI World Index. The MSCI World Index is designed to measure the equity market performance of the large- and mid-cap segments of 23 developed market countries.

The ESG Score is calculated by Arabesque S-Ray GmbH (“Arabesque”), a provider of ESG metrics and data services. The ESG Score aggregates a company’s performance in 22 different ESG-related areas (referred to as “Features”) into a single score, where each Feature is weighted in a manner intended to reflect a measure of the financial materiality of that Feature to the sector and industry group to which the company belongs.

A company’s performance with respect to each Feature is quantified by a Feature Score for that Feature. The Feature Score for each Feature measures a company’s performance on multiple data points, or metrics, relevant to that Feature relative to other companies. A company’s Feature Score based on these data points is subject to adjustment downward for negative news articles related to the relevant Feature, and subject to adjustment upward or downward for positive or negative non-governmental organization reports about the company related to that Feature.

There is no single accepted methodology for quantifying a company’s ESG performance. The ESG Score is just one approach. No assurance can be given that the ESG Score will accurately capture any given company’s performance in terms of the ESG factors that are important to any investor.

Although the version of the ESG Score utilized by the underlying on the date of this pricing supplement is the latest public version of Arabesque’s ESG Score, that may cease to be the case if Arabesque makes changes to the methodology by which it calculates the latest public version of its ESG Score that are not reflected in the version of the ESG Score utilized by the underlying. For this reason, any ESG Scores that Arabesque may publish on its website may differ from the ESG Scores that are utilized by the underlying. Arabesque will provide its current ESG Scores, calculated based on the version of the ESG Score methodology then utilized by the underlying, free of charge to any person who requests them from Arabesque at any time.

As a price return index, the underlying reflects only the price performance of its constituent stocks and does not reflect the receipt or reinvestment of dividends paid on those stocks.

The underlying is calculated in US dollars. The share prices of all stocks that trade in a non-US currency are converted into US dollars for purposes of calculating the underlying level. Accordingly, the level of the underlying may be affected by currency exchange rate fluctuations, in addition to changes in the local currency prices of the constituents of the underlying.

There is no actual portfolio of assets to which any investor is entitled or in which any investor has any ownership or other interest. The underlying is merely a mathematical calculation that is performed by reference to hypothetical positions in its constituent stocks.

See “Description of the Citi World ESG Index”, “Description of the Arabesque S-Ray ESG Score” and “Description of the MSCI World Index” in the accompanying index supplement for more information. The underlying is referred to as the “Index” in the accompanying index supplement.

PS-2

Citigroup Global Markets Holdings Inc.

Payout Diagram

The diagram below illustrates the payment at maturity of the securities, assuming the securities have not previously been redeemed, for a range of hypothetical underlying returns.

Investors in the securities will not receive any dividends with respect to the underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlying” below.

Payment at Maturity
■ The Securities ■ The Underlying
PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Examples of the Payment at Maturity

The examples below illustrate how to determine the payment at maturity on the securities, assuming the securities are not redeemed prior to maturity. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The examples below are based on a hypothetical initial underlying value of 100 and a hypothetical final barrier value of 80 and do not reflect the actual initial underlying value or final barrier value. For the actual initial underlying value and final barrier value, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value and final barrier value, and not the hypothetical values indicated below.

The examples below are intended to illustrate how, if the securities are not redeemed prior to maturity, your payment at maturity will depend on the final underlying value. Your actual payment at maturity per security will depend on the actual initial underlying value and the actual final underlying value.

Example 1—Upside Scenario. The final underlying value is 110, resulting in a 10% underlying return. In this example, the final underlying value is greater than the initial underlying value.

Payment at maturity per security = $1,000 + the return amount

= $1,000 + ($1,000 × the underlying return × the upside participation rate)

= $1,000 + ($1,000 × 10% × 125%)

= $1,000 + $125

= $1,125

In this scenario, the underlying has appreciated from the initial underlying value to the final underlying value, and your total return at maturity would equal the underlying return multiplied by the upside participation rate.

Example 2—Par Scenario. The final underlying value is 95, resulting in a -5% underlying return. In this example, the final underlying value is less than the initial underlying value but greater than the final barrier value.

Payment at maturity per security = $1,000

In this scenario, the underlying has depreciated from the initial underlying value to the final underlying value, but not below the final barrier value. Because the final underlying value is greater than the final barrier value, you would be repaid the stated principal amount of $1,000 per security at maturity but would not receive any positive return on your investment.

Example 3—Downside Scenario. The final underlying value is 30, resulting in a -70% underlying return. In this example, the final underlying value is less than the final barrier value.

Payment at maturity per security = $1,000 + ($1,000 × the underlying return)

= $1,000 + ($1,000 × -70%)

= $1,000 + -$700

= $300

In this scenario, the underlying has depreciated from the initial underlying value to the final underlying value and the final underlying value is less than the final barrier value. As a result, your total return at maturity in this scenario would be negative and would reflect 1-to-1 exposure to the negative performance of the underlying.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page IS-6 in the accompanying index supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Summary Risk Factors Relating to the Securities

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If we do not redeem the securities prior to maturity, your payment at maturity will depend on the performance of the underlying. If we do not redeem the securities prior to maturity and the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has depreciated from the initial underlying value to the final underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity (unless we elect to redeem them). You should not invest in the securities if you seek current income during the term of the securities.

▪	We may redeem the securities at our option prior to maturity, which would result in your losing the opportunity to participate in any appreciation of the underlying at maturity. We may redeem the securities on the potential redemption date. In the event that we elect to redeem the securities, you will receive the stated principal amount of your securities and the premium applicable to the potential redemption date. Thus, the term of the securities may be limited. If the securities are redeemed on the potential redemption date, they will cease to be outstanding and you will no longer have the opportunity to participate in any appreciation of the underlying at the upside participation rate. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. If we redeem the securities prior to maturity, it is likely to be at a time when the underlying is performing in a manner that would otherwise have been favorable to you. By contrast, if the underlying is performing unfavorably from your perspective, we are less likely to redeem the securities. If we redeem the securities, we will do so at a time that is advantageous to us and without regard to your interests.

▪	You will not receive dividends or have any other rights with respect to the underlying. The performance of the underlying does not incorporate dividends on the stocks included in the underlying, and you will not receive any dividends with respect to the underlying. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying or the stocks included in the underlying.

▪	Your payment at maturity (if we do not redeem the securities prior to maturity) depends on the closing value of the underlying on a single day. Because your payment at maturity depends on the closing value of the underlying solely on the valuation date, you are subject to the risk that the closing value of the underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing values of the underlying, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

PS-5

Citigroup Global Markets Holdings Inc.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing value of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying index supplement. Changes in the closing value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities is not a recommendation of the underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments

PS-6

Citigroup Global Markets Holdings Inc.

related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

▪	The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The securities calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as securities calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the securities calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The securities calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying index supplement.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying index supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Summary Risk Factors Relating to the Underlying

The following discussion of risks relating to the underlying should be read together with the section “Description of the Citi World ESG Index” in the accompanying index supplement, which defines and further describes a number of the terms and concepts referred to in this section.

▪	The underlying selects stocks based on ESG characteristics, not financial characteristics, and is not designed to outperform the MSCI World Index. The underlying is designed to reflect the performance of a subset of companies from the MSCI World Index with favorable ESG characteristics, as measured by Arabesque’s ESG Score. It does not select companies based on their financial characteristics and is not designed to outperform the MSCI World Index. We do not make any representation about the relationship that may exist between a company’s ESG Score and its financial performance. Indeed, no relationship may exist at all, or any relationship that does exist may be inverse (i.e., companies with higher ESG Scores may perform less favorably than companies with lower ESG Scores).

▪	The underlying may underperform the MSCI World Index. Although the underlying is made up of stocks selected from the MSCI World Index, the underlying will differ in significant ways from the MSCI World Index. Whereas the MSCI World Index has approximately 1,600 constituents as of the date hereof, the underlying is designed to have only 300 constituents. Those constituents will be weighted in the underlying in a manner designed to maximize their weighted ESG Scores, subject to constraints, whereas the constituents of the MSCI World Index are weighted by market capitalization. For these reasons, the underlying differs significantly from the MSCI World Index, and its performance may therefore differ significantly from that of the MSCI World Index. The underlying may significantly underperform the MSCI World Index.

PS-7

Citigroup Global Markets Holdings Inc.

▪	The underlying is subject to constraints that may cause the underlying to have constituents with lower ESG Scores than would otherwise be the case. The underlying does not aim to select the stocks with the highest ESG Scores in the MSCI World Index. Rather, it aims to select stocks with the highest ESG Scores within each regional-sector, while keeping the regional-sector and regional makeup of the underlying similar to that of the MSCI World Index and limiting concentration in any one stock. The underlying will include stocks within a given regional-sector and region to the extent necessary to meet its regional-sector and region constraints, even if that means excluding or reducing the weight of other stocks with higher ESG Scores.

▪	The underlying may include stocks that are not consistent with your ESG objectives. The underlying measures companies’ ESG performance using the ESG Score, which aims to quantify, in a single score, a company’s performance across 22 different Features that may be relevant to environmental, social and governance objectives. No assurance can be given that the ESG Score will measure ESG performance in a manner that is consistent with your ESG objectives. For example, if environmental considerations are important to you, you should understand that the underlying may include companies that you might not consider to be environmentally responsible. Such companies might nevertheless have high ESG Scores, because environmental considerations are only a part of the calculation of the ESG Score. If a given company scores well on social and governance factors, it might have a high ESG Score even if, for example, it is responsible for significant carbon emissions. You should consider carefully whether the ESG Score measures ESG performance in a manner that is consistent with your ESG objectives.

▪	The underlying will not reflect the receipt or reinvestment of dividends paid on its constituent stocks. As a price return index, the underlying reflects only the price performance of its constituent stocks, without reflecting the receipt or reinvestment of dividends paid on those stocks. As a result, the underlying performance will be less favorable than a direct investment in its constituent stocks.

▪	The underlying will be subject to currency exchange rate fluctuations. The underlying is calculated in U.S. dollars, but includes stocks that are traded in non-U.S. currencies. To calculate the underlying level on a given day, the value of the underlying’s constituent stocks that are traded in non-U.S. currencies will be converted into U.S. dollars based on the FX rate on that day. As a result, the level of the underlying will be affected not only by changes in the prices of its constituent stocks in the currencies in which they trade, but also by fluctuations in currency exchange rates between those currencies and the U.S. dollar. In general, if the U.S. dollar appreciates against the currencies in which the stocks included in the underlying trade, the level of the underlying will be adversely affected for that reason alone.

▪	The underlying will exclude stocks on Citi’s restricted trading list. Any stock that the Index Administrator or any of its affiliates is prohibited from purchasing as a consequence of the prevailing prohibitions or restrictions arising from or relating to its restricted trading list will be excluded from the underlying. The restricted trading list is an internal list of stocks that the Index Administrator and/or any of its affiliates are not permitted to hold, buy, sell or otherwise deal in for a particular period of time due to laws, regulations or internal policies. For example, if an affiliate of the Index Administrator were to act as an advisor to the issuer of a constituent with respect to an announced merger, that stock would appear on the restricted trading list. It is not possible at the present time to predict which or how many of the stocks included in the MSCI World Index will be included on the restricted trading list at any given time in the future, and the identity of the stocks on the restricted trading list at any given time will not be made public. The Index Administrator and its affiliates will decide whether a stock is included on the restricted trading list without regard to any effect on the underlying.

▪	The underlying is subject to risks associated with non-U.S. markets. The underlying includes stocks from any of the developed market countries included in the MSCI World Index. Investments linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The underlying has limited actual performance information. The underlying launched on December 15, 2020. Accordingly, the underlying has limited actual performance data. Because the underlying is of recent origin with limited performance history, an investment linked to the underlying may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the underlying’s hypothetical investment methodology. However, any historical performance of the underlying is not an indication of how the underlying will perform in the future.

▪	Hypothetical back-tested Index performance information is subject to significant limitations. All information regarding the performance of the underlying prior to December 15, 2020 is hypothetical and back-tested, as the underlying did not exist prior to that time. It is important to understand that hypothetical back-tested Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

PS-8

Citigroup Global Markets Holdings Inc.

o	The Index Administrator developed the rules of the underlying with the benefit of hindsight—that is, with the benefit of being able to evaluate how the underlying rules would have caused the underlying to perform had it existed during the hypothetical back-tested period. The fact that the underlying generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the underlying methodology.

o	The hypothetical back-tested performance of the underlying might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Index performance information are not necessarily representative of the market conditions that will exist in the future.

o	Arabesque has published the version of the ESG Score currently used by the underlying since March 2020. For periods prior to that date, Arabesque has calculated hypothetical back-tested ESG Scores. Arabesque has stated that it calculated the hypothetical back-tested ESG Scores by applying the methodology used to calculate the version of the ESG Score currently used by the underlying to historical data. However, it is important to understand that the historical data used to calculate the hypothetical back-tested ESG Scores are subject to significant limitations. Specifically:

▪	Metrics published by IdealRatings are not available prior to June 18, 2017. Metrics published by IdealRatings currently represent 116, or 24.58%, of the 472 metrics that are used to calculate a company’s long-term feature score.

▪	Metrics published by ISS are not available prior to February 24, 2013. Metrics published by ISS currently represent 218, or 46.19%, of the 472 metrics that are used to calculate a company’s long-term feature score.

▪	The number of companies that published a sufficient amount of ESG-related data to receive an ESG Score was significantly less earlier in the back-tested period than it was by the end of the back-tested period. Arabesque has stated that, as of January 1, 2020, 7,277 companies published a sufficient amount of ESG-related data to receive an ESG Score, whereas only 2,852 companies met that standard as of January 1, 2010.

For these reasons, the hypothetical back-tested ESG Scores calculated by Arabesque may differ from the ESG Scores that would have been calculated had all of the Metrics been available throughout the back-tested period. Moreover, the companies selected for inclusion in the underlying for purposes of calculating the hypothetical back-tested Index performance may differ from the companies that would have been selected if hypothetical back-tested ESG Scores were available throughout the back-tested period based on all of the Metrics and for the same universe of companies for which ESG Scores are available today. As a result, the hypothetical back-tested performance of the underlying may differ from the performance the underlying would have achieved had it actually existed during the back-tested period and been calculated based on the same data that are available today.

As discussed below, we expect that Arabesque will make changes to the methodology by which the ESG Score is calculated from time to time. The hypothetical back-tested underlying performance information will not take into account these changes and therefore may not reflect how the underlying would have performed based on the updated ESG Score methodology.

It is impossible to predict whether the underlying will rise or fall. The actual future performance of the underlying may bear no relation to the historical or hypothetical back-tested levels of the underlying.

▪	The Index Administrator and Index Calculation Agent, which is our affiliate, may exercise judgments under certain circumstances in the calculation of the underlying. Although the underlying is rules-based, there are certain circumstances under which the Index Administrator or Index Calculation Agent may be required to exercise judgment in calculating the underlying. In exercising these judgments, the Index Administrator’s status as our affiliate may cause its interests to be adverse to yours. The Index Administrator and Index Calculation Agent are not your fiduciaries and are not obligated to take your interests into account in calculating the underlying. Any actions taken by the Index Administrator or Index Calculation Agent in calculating the level of the underlying could adversely affect the performance of the underlying.

Summary Risk Factors Relating to the ESG Score

The following discussion of risks relating to the ESG Score should be read together with the section “Description of the Arabesque S-Ray ESG Score” in the accompanying index supplement, which defines and further describes a number of the terms and concepts referred to in this section.

▪	The ESG Score may not accurately represent companies’ sustainability characteristics. The ESG Score aims to quantify, in a single score, a company’s performance across 22 different Features that may be relevant to environmental, social and governance objectives. There can be no assurance that the particular combination of factors that results in the ESG Score will provide a meaningful indication of a company’s sustainability characteristics.

PS-9

Citigroup Global Markets Holdings Inc.

▪	There are limitations associated with the data used to calculate the ESG Score. The ESG Score for a given company is the weighted sum of the 22 Feature Scores determined for that company. Each Feature Score, in turn, is equal to the company’s long-term feature score, as adjusted by its short-term feature score. The long-term feature score is the weighted sum of one or more metric scores relevant to that Feature. Arabesque obtains the data for the metric scores from third-party data providers, who in turn obtain data from company reports, disclosures and filings. The data that is available at any time may be dated and incomplete and may not be comparable across companies. To the extent that it is provided by the company, the data may not have been verified by any third party. Moreover, companies may have an incentive to publish data that cast them in a favorable light, and withhold data that would be unfavorable, potentially biasing the ESG Score for some companies in a way that makes the company appear to have more favorable ESG characteristics than it really does. The ESG Score is ultimately only as reliable as the underlying data, and therefore will be subject to the limitations inherent in that data.

In order for a company to receive an ESG Score from Arabesque, the only requirement is that it have a Feature Score for at least one environmental Feature, one social Feature and one governance Feature. Furthermore, in order for a company to receive a Feature Score with respect to a given Feature, the only requirement is that data be available with respect to at least two metrics relating to that Feature (if the Feature has more than one metric). Therefore, Arabesque will assign an ESG Score to a company even if a score is available for as few as 3 of the 22 Features, and even if only two metrics are available for those Features. Arabesque has stated that it is common that not all metrics are available for a given Feature for a given company. This means that the ESG Scores for different companies may be based on significantly different types and amounts of data, which could impair the comparability of the ESG Score across companies.

▪	A significant portion of the ESG Score measures only whether a company has a stated policy or intent, without regard to the company’s effectiveness at implementing that policy or intent. For each Feature with more than one metric, metrics with a “Preparation” focus make up half of the weight of the long-term feature score for that Feature. Metrics with a “Preparation” focus simply measure whether a company has a stated policy or intent with respect to a given matter, without regard to whether the company been effective at implementing, or even has taken any steps to implement, that policy or intent.

▪	The ESG Score may differ significantly from the ESG ratings published by other ESG rating providers. There is no consensus on how to quantify a company’s ESG performance. The ESG Score is just one approach, and it is likely to differ from the approach taken by other ESG rating providers. In fact, studies have shown that there is relatively low correlation among the ESG Scores of major ESG rating providers, demonstrating the wide divergence in approaches and results. As a result, companies that score highly on Arabesque’s ESG Score may score poorly under the ESG ratings of other providers, and vice versa. The ESG Score may be a less effective measure of ESG performance, and may be less consistent with your ESG objectives, than ESG ratings provided by other providers.

▪	The Index Administrator or its affiliates may publish ESG assessments or ratings that differ from the assessments reflected in the ESG Scores. The fact that the underlying utilizes Arabesque’s ESG Score as a measure of ESG performance does not mean that the ESG Score necessarily reflects the ESG assessments that would be made by the Index Administrator or its affiliates. The Index Administrator or its affiliates may from time to time publish or otherwise provide assessments of companies’ ESG performance, including in the form of ESG ratings, and these assessments and ratings may differ from the assessments reflected in the ESG Scores. The underlying utilizes Arabesque’s ESG Scores and will not take into account any ESG ratings that the Index Administrator or its affiliates may publish or otherwise provide. Companies that are rated highly under the ESG Score may be rated poorly by the Index Administrator or its affiliates, and vice versa. Each investor should make its own determination about whether the ESG Score measures ESG performance in a way that is consistent with its own views and objectives.

▪	Arabesque intends to modify the methodology by which it calculates the ESG Score from time to time, and those changes may result in materially different ESG Scores than result under the current methodology. The ESG Score utilized by the underlying may be updated at any time to reflect changes to the Features, the metrics or the manner in which the long-term feature score is calculated. We have been advised by Arabesque that it intends to update the methodology by which it calculates the ESG Score in 2021. We can provide no assurance as to whether or when Arabesque may update the ESG Score methodology or as to the nature of the changes Arabesque may make. The changes Arabesque makes may materially alter the manner in which it calculates the ESG Score and may make the ESG Score materially less effective at measuring ESG performance, or materially less consistent with your ESG objectives.

▪	The ESG Score may not keep up-to-date with the latest Arabesque ESG scoring methodology. The version of the ESG Score that is used by the underlying may be updated only to reflect changes to the Features, the Metrics or the manner in which the long-term feature score is calculated. It is possible that Arabesque may wish to make other changes to its ESG scoring methodology. If it does so, the most recent public version of its ESG Score will differ from the version of the ESG Score that is used by the underlying. In these circumstances, it is possible that the changes Arabesque makes to the most recent public version of its ESG Score will result in a score that is more effective at measuring ESG performance or is more consistent with your ESG objectives, but this score will not be used for purposes of the underlying.

▪	The news-based and NGO-based adjustments are based on data provided by third parties, which may or may not be reliable. A company’s long-term feature score may be adjusted downward by a news-based adjustment and may be adjusted upward or downward by a NGO-based adjustment. The provider of the data for the news-based adjustment has stated that it

PS-10

Citigroup Global Markets Holdings Inc.

utilizes computer-based techniques to monitor and classify news articles and identify the sentiment (positive or negative) of each article. We can give no assurance as to the effectiveness of those techniques.

▪	Arabesque’s methodology may not accurately assess the financial materiality of the various Features. In determining the overall ESG Score of a given company, Arabesque seeks to weight each of the 22 Features in a manner that reflects the relative financial materiality of each Feature to the sector, industry and industry group to which the company belongs. Arabesque determines financial materiality based in part on materiality determinations that have been made by the SASB, and in part based on a statistical regression analysis. There can be no assurance that the SASB’s materiality determinations are accurate, or that the output of the statistical regression analysis will be meaningful. If the ESG Score does not accurately measure the financial materiality of each of the 22 Features, then material and immaterial Feature Scores may be combined to produce an overall ESG Score that does not accurately reflect the sustainability characteristics of the company.

The statistical regression analysis may determine that a statistically significant relationship exists between a given Feature and the stock price performance of companies in the relevant sector or industry group even when, in fact, no relationship actually exists, or vice versa. As described in more detail under “Description of the Arabesque S-Ray ESG Score” in the accompanying index supplement, the statistical regression analysis seeks to determine whether there is a statistically significant relationship between the performance of the long-short portfolio with respect to a given Feature and the portion of the returns of the companies in the relevant sector or industry group that is not explained by the three factors in the 3-Factor Model. This approach assumes that the return of the long-short portfolio is attributable to the relevant Feature, and that the 3-Factor Model is an accurate description of stock price returns. These assumptions may or may not be true, however. The return of the long-short portfolio may be driven by factors wholly unrelated to the relevant Feature. The 3-Factor Model may not accurately describe stock price returns. In fact, Professors Fama and French have developed a separate 5-factor model, which might be a more accurate description of stock price returns but is not used by the underlying. If the assumptions on which the regression analysis is based are not true, then the output of the analysis may not be valid or meaningful. In turn, the weightings based on this analysis may not accurately reflect the financial materiality of a given Feature to a given company.

PS-11

Citigroup Global Markets Holdings Inc.

Hypothetical Back-Tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the underlying. All underlying performance information prior to December 15, 2020 is hypothetical and back-tested, as the underlying did not exist prior to that date. Hypothetical back-tested underlying performance information is subject to significant limitations. The Index Administrator developed the rules of the underlying with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the underlying to perform had it existed during the hypothetical back-tested period. The fact that the underlying generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the underlying methodology. Furthermore, the hypothetical back-tested performance of the underlying might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

The hypothetical back-tested underlying performance information has been calculated by the Index Administrator by applying the underlying methodology substantially as described in the section “Description of the Citi World ESG Index” in the accompanying index supplement to historical data and hypothetical back-tested ESG Scores calculated by Arabesque. Arabesque has published the version of the ESG Score currently used by the underlying since March 2020. For periods prior to that date, Arabesque has calculated hypothetical back-tested ESG Scores. Arabesque has stated that it calculated the hypothetical back-tested ESG Scores by applying the methodology used to calculate the version of the ESG Score currently used by the underlying to historical data. However, it is important to understand that the historical data used to calculate the hypothetical back-tested ESG Scores are subject to significant limitations. Specifically:

•	Metrics published by IdealRatings are not available prior to June 18, 2017. Metrics published by IdealRatings currently represent 116, or 24.58%, of the 472 metrics that are used to calculate a company’s long-term feature score.

•	Metrics published by ISS are not available prior to February 24, 2013. Metrics published by ISS currently represent 218, or 46.19%, of the 472 metrics that are used to calculate a company’s long-term feature score.

•	The number of companies that published a sufficient amount of ESG-related data to receive an ESG Score was significantly less earlier in the back-tested period than it was by the end of the back-tested period. Arabesque has stated that, as of January 1, 2020, 7,277 companies published a sufficient amount of ESG-related data to receive an ESG Score, whereas only 2,852 companies met that standard as of January 1, 2010.

For these reasons, the hypothetical back-tested ESG Scores calculated by Arabesque may differ from the ESG Scores that would have been calculated had all of the metrics been available throughout the back-tested period. Moreover, the companies selected for inclusion in the underlying for purposes of calculating the hypothetical back-tested underlying performance may differ from the companies that would have been selected if hypothetical back-tested ESG Scores were available throughout the back-tested period based on all of the metrics and for the same universe of companies for which ESG Scores are available today. As a result, the hypothetical back-tested performance of the underlying may differ from the performance the underlying would have achieved had it actually existed during the back-tested period and been calculated based on the same data that are available today.

It is impossible to predict whether the underlying will rise or fall. By providing hypothetical back-tested underlying performance information, we are not representing that the underlying is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the underlying may bear no relation to the hypothetical back-tested performance of the underlying.

Hypothetical Back-Tested and Historical Underlying Performance

The closing value of the underlying on August 13, 2021 was 295.908. The graph below depicts the hypothetical back-tested performance of the underlying for the period from January 1, 2010 to December 14, 2020 and the historical performance of the underlying for the period from December 15, 2020 to August 13, 2021. The vertical red line in the graph below indicates the launch date of the underlying. All underlying performance to the left of that red line is hypothetical and back-tested, as the underlying did not exist prior to that date. As discussed above, for dates prior to June 18, 2017, a significant portion of the metrics used to calculate the current version of the ESG Score were not available. The portion of the graph corresponding to dates prior to June 18, 2017 is shaded in gray as an indication of these significant data limitations. You should not take the hypothetical back-tested and historical values of the underlying as an indication of future performance.

PS-12

Citigroup Global Markets Holdings Inc.

For comparison purposes, the graph below depicts the same hypothetical back-tested and historical performance of the underlying shown above together with the historical performance of the MSCI World Index. To facilitate a comparison, the levels of the underlying and the MSCI World Index have each been normalized to be equal to 100 on January 7, 2010. The past relationship between the hypothetical back-tested and historical performance of the underlying and the historical performance of the MSCI World Index is not an indication of what the future relationship between the underlying and the MSCI World Index will be. For one thing, most of the underlying performance information shown below is hypothetical and back-tested and subject to the significant limitations described above. Furthermore, as described elsewhere in this document, the underlying differs in important ways from the MSCI World Index; as a result, the underlying could significantly underperform the MSCI World Index.

PS-13

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying index supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Shearman & Sterling LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the security is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying index supplement, the following U.S. federal income tax consequences should result based on current law:

•	You should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying index supplement, if you are a Non-U.S. Holder (as defined in the accompanying index supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying index supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying index supplement. The preceding discussion, when read in combination with that section, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Shearman & Sterling LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-14

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $15 for each security sold in this offering. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, and financial advisors employed by such affiliated broker-dealers will collectively receive a fixed selling concession of $15 for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if we redeem the securities prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying index supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Use of Proceeds and Hedging

An amount equal to the net proceeds of the sale of the securities will be allocated exclusively to finance or refinance, in whole or in part, “Eligible Green Assets”, which refers to loans and/or investments made by Citigroup Inc. and its affiliates (“Citigroup”) for assets or projects that meet Citigroup’s Green Bond Eligibility Criteria (as defined below) in accordance with Citigroup’s Green Bond Framework (“Framework”). Citigroup has developed the Framework for securities issuances in order to finance projects that contribute to climate change mitigation as well as projects that promote sustainable infrastructure. The disclosure in this section regarding the use of proceeds of the securities supersedes the disclosure about the use of proceeds in the accompanying index supplement, prospectus supplement and prospectus to the extent it is inconsistent with that disclosure. Citigroup will pay the cost of hedging its obligations under the securities from its general funds.

Eligible Green Projects

Citigroup’s “Green Bond Eligibility Criteria” reflect good practices for supporting the transition to a low-carbon economy through projects in one or more of the following areas (“Eligible Green Projects”):

•	Renewable energy including land acquisition and leasing, purchase of renewable energy applications and technologies and associated equipment, construction work, maintenance work, equipment manufacturing and energy storage.

•	Energy efficiency including warehouse facilities for residential energy efficiency loans, municipal district heating projects, commercial and residential energy efficiency projects and consumer finance companies that provide residential energy efficiency loans.

•	Sustainable transportation including building or operating mass transit and creating or constructing infrastructure to support mass transit.

•	Water quality and conservation including installation or upgrade of water treatment infrastructure, installation or upgrade of water capture and storage infrastructure, installation or upgrade of water irrigation systems and water metering activities to support conservation initiatives.

•	Green building including financing of existing or new construction / renovation of residential and commercial buildings that earn any of the following certifications; LEED Gold, LEED Platinum, or the Living Building Challenge.

Citigroup has developed a list of exclusionary criteria (“Exclusionary Criteria”) for the use of the proceeds from the sale of the securities. Citigroup commits itself to not knowingly be involved in financing any of the following projects or activities through the proceeds of this offering:

•	Large-scale hydropower plants that have a generation capacity of over 15MW;

•	Nuclear power plants; or

•	Fossil fuel projects, including refined or alternative coal technologies, gas-to-liquid projects and natural gas projects.

Project Evaluation and Selection Process

Citigroup’s specialist teams, including Corporate Sustainability and Environmental and Social Risk Management (“ESRM”) teams, are responsible for screening potential eligible assets against the Green Bond Eligibility Criteria. Once screened, Eligible Green Assets will be added to a single pool that Citigroup maintains (the “Green Bond Asset Portfolio”).

Citigroup’s selection process for the Eligible Green Assets takes into account the following objectives, features and benefits:

•	Each Eligible Green Asset included meets the Green Bond Eligibility Criteria for inclusion in the Green Bond Asset Portfolio.

•	Each Eligible Green Asset included is also reviewed to ensure compliance with Citigroup’s ESRM policies.

If Citigroup’s investment in any asset in the Green Bond Asset Portfolio is terminated or if an asset no longer meets the Green Bond Eligibility Criteria, Citigroup’s Corporate Sustainability and ESRM teams will remove the asset from the Green Bond Asset Portfolio.

Management of Proceeds

PS-15

Citigroup Global Markets Holdings Inc.

Citigroup’s Green Bond Asset Working Group (the “Group”) is responsible for supervising the Green Bond Asset Portfolio and total aggregate amount issued by Citigroup in Green Bonds, including the securities. The Group meets quarterly aiming to ensure that the aggregate amount in the Green Bond Asset Portfolio is equal to or greater than the aggregate amount raised by Green Bonds. For this purpose, the aggregate size and maturity of the Green Bond Asset Portfolio is monitored quarterly.

If for any reason the aggregate amount in the Green Bond Asset Portfolio is less than the total outstanding amount of Green Bonds issued, Citigroup will hold the balance unallocated amount in cash, cash equivalents and/or other liquid marketable instruments (including U.S. Treasury securities) in Citigroup’s liquidity portfolio until the amount can be allocated towards the Green Bond Asset Portfolio.

Reporting

Citigroup will publish a report (the “Green Bond Report”) on its website within a year from issuance of the securities and will renew it annually until full allocation and in case of any material changes. The Green Bond Report will detail the total amount of assets in the Green Bond Asset Portfolio and the total outstanding amount raised by Green Bond issuances, including the securities.

Furthermore, the Green Bond Report will provide details of eligible assets within the Green Bond Asset Portfolio along with Citigroup’s financial commitments to each asset; the total amount of unallocated proceeds, if any; and environmental impacts of the Green Bond Asset Portfolio to the extent it is practical to do so.

Citigroup has engaged external independent accountants to review that the assets included in the Green Bond Asset Portfolio meet the Green Bond Eligibility Criteria and are not invested in assets as defined by the Exclusionary Criteria. Further, the independent accountants have been engaged to review that the aggregate amount in the Green Bond Asset Portfolio is equal to or greater than the aggregate amount raised by Green Bonds, and to the extent the total amount of the outstanding bonds is greater than the aggregate amount in the Green Bond Asset Portfolio, the difference will be held in cash, cash equivalents and/or other liquid marketable instruments (including U.S. Treasury securities) in Citigroup’s liquidity portfolio.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk &

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Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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